Exhibit 10.4

EXECUTION VERSION

11 February 2005

DEBENTURE

between

CONSTAR INTERNATIONAL U.K. LIMITED

as Chargor

and

CITIBANK, N.A., LONDON BRANCH

as Security Trustee

This Debenture is entered into subject to and with the benefit of the terms of a Security Trust

Deed (as defined herein)

WEIL, GOTSHAL & MANGES

ONE SOUTH PLACE LONDON EC2M 2WG

020 7903 1000

WWW.WEIL.COM

TABLE OF CONTENTS

		Page
1	INTERPRETATION	1

2	COVENANT TO PAY	4

3	CREATION OF FIXED SECURITY	4

4	ASSIGNMENTS	7

5	FLOATING CHARGE	8

6	CONTINUING SECURITY	9

7	REPRESENTATIONS AND WARRANTIES	12

8	UNDERTAKINGS OF CHARGOR	14

9	PROVISIONS RELATING TO SHARES	17

10	ACCOUNT BANK	19

11	ENFORCEMENT OF SECURITY	20

12	RECEIVER	21

14	POWER OF ATTORNEY	24

15	DELEGATION	24

16	NO LIABILITY AS MORTGAGEE IN POSSESSION	24

17	PROTECTION OF THIRD PARTIES	25

18	STAMP DUTIES	25

19	ADDITIONAL PROVISIONS	25

20	REMEDIES AND WAIVERS	26

21	NOTICES	26

22	COSTS AND EXPENSES	27

23	CURRENCY OF ACCOUNT	27

24	ASSIGNMENTS, ETC.	28

25	SET-OFF	28

26	COVENANT TO RELEASE	28

27	GOVERNING LAW	29

28	JURISDICTION OF ENGLISH COURTS	29

29	COUNTERPARTS AND EFFECTIVENESS	29

SCHEDULE 1 PART I INTELLECTUAL PROPERTY RIGHTS		30

i

TABLE OF CONTENTS

(continued)

ii

THIS DEBENTURE (this “Debenture”) is made as a deed on the 11th day of February 2005

BETWEEN:

(1)	CONSTAR INTERNATIONAL U.K. LIMITED, a company incorporated under the laws of England and Wales with registered number 02407933 (the “Chargor”); and

(2)	CITIBANK, N.A., LONDON BRANCH, acting as trustee for the Secured Parties pursuant to the terms of the Security Trust Deed (together with its successors and assigns, the “Security Trustee”).

WHEREAS:

(A)	The Secured Parties have entered into the Facility Agreement pursuant to which Loans and other financial accommodations will be made available to the Borrower subject to certain conditions, one of which is that the Chargor enter into this Debenture.

(B)	The Sole Director of the Chargor is satisfied that the Chargor will receive direct and indirect economic benefits from the loans and other extensions of credit under the Facility Agreement and that entering into the Guaranty and this Debenture is for the purposes and to the benefit of the Chargor and its business.

(C)	The Security Trustee and the Chargor intend this Debenture to, and it shall, take effect as a deed.

(D)	The Security Trustee is holding the benefit of this Debenture on trust for the Secured Parties in accordance with the terms of the Security Trust Deed.

1	INTERPRETATION

1.1 Definitions In this Debenture the following terms have the meanings given to them in this Clause 1.1, except where the context otherwise requires.

“Account Bank” means such bank or financial institution with which the Security Accounts are from time to time maintained pursuant to Clause 10 (Account Bank).

“Charged Assets” means all the assets, rights and property of the Chargor which are the subject of any security constituted or intended to be constituted by this Debenture.

“Collateral Account” means each account maintained from time to time by the Chargor for the purposes of Clause 8.5(a) (Book Debts and Receipts) at such branch of the Account Bank as the Security Trustee may from time to time approve (acting reasonably).

“Default Interest” is the rate of interest as set out in Section 2.10(c) (Default Interest) of the Facility Agreement.

“Excluded Property” has the meaning given to it in Clause 3.2 (Material Contracts Containing Prohibition on Charging).

“Facility Agreement” means the credit agreement dated on or about the date hereof among the Borrower, the original lenders and issuers party thereto and Citicorp USA, Inc. as agent for the lenders and issuers party thereto.

“Financial Collateral Assets” means the Shares, the Related Rights, the Security Collateral and all moneys standing from time to time to the credit of each Security Account in each case mortgaged or charged under this Debenture.

“Financial Collateral Regulations” means the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226).

“First Mortgage Collateral” has the meaning given to it in the Intercreditor Agreement.

“Floating Charge Assets” has the meaning given to it in Clause 5.1 (Creation of Floating Charge).

“Insurances” means all contracts and policies of insurance (including, for the avoidance of doubt, all cover notes) of whatever nature which are, from time to time, taken out by or on behalf of the Chargor or (to the extent of such interest) in which the Chargor has an interest (and including key man policies) other than those directly relating to the First Mortgage Collateral.

“Intellectual Property Rights” means all know-how, patents, trade marks, service marks, designs, utility models, business names, domain names, topographical or similar rights, copyrights (including rights in computer software), moral rights, inventions, confidential information and other intellectual property monopoly rights and all interests (including by way of licence) subsisting anywhere in the world in any of the foregoing (in each case whether registered or not and including all applications for the same) other than those directly relating to the First Mortgage Collateral.

“Issuer” means each company listed in Part II (Charged Shares) of Schedule 1 hereto.

“Material Contracts” means:

(a)	the Sale and Purchase Agreement dated 1 December 2004 between the Chargor and Britvic Soft Drinks Limited in relation to the Britvic Huddersfield plant;

(b)	the Sale and Purchase Agreement dated 1 December 2004 between the Chargor and Britvic Soft Drinks Limited in relation to the Britvic Rugby plant;

(c)	the Supply Agreement dated 27 February 2002 between Coca-Cola Enterprises Limited and the Chargor;

(d)	the Supplemental Letter Agreement dated 7 December 2001 between Cott Beverages Limited and the Chargor to the Asset Sale Agreement, Supply Agreement and Marketing Support Agreement; and

(e)	Sale and Purchase Letter Agreement dated 13 October 2004 between Coca-Cola Enterprises Limited, the Chargor and Constar International Holland (Plastics) B.V.

and any other agreement that the Security Trustee in its good faith judgment deems to be material.

“Realisations Accounts” means each account maintained from time to time by the Security Trustee for the purposes of Clause 11.5 (Contingencies) at such branch of the Account Bank as the Security Trustee may from time to time approve.

“Receiver” means a receiver and manager or other receiver, in either case, appointed pursuant to this Debenture.

“Related Rights” means:

(a)	any dividend or interest paid or payable in relation to any of the Shares;

(b)	any stock, shares, securities, rights, moneys or property accruing or offered at any time, (whether by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise) to or in respect of any of the Shares or in substitution or exchange for or otherwise derived from any of the Shares; and

(c)	any dividend, interest or other income in respect of any asset referred to in paragraph (b) above.

“Secured Obligations” has the meaning set out in the Facility Agreement, PROVIDED THAT no obligation or liability shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, this Debenture (or any part thereof) would constitute unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985.

“Security Accounts” means the Collateral Accounts and the Realisations Accounts.

“Security Collateral” has the meaning set out in Clause 3.1(a)(iii)(Fixed Charges).

“Security Period” means the period beginning on the date of this Debenture and ending on the date upon which the Security Trustee is satisfied that:

(a)	no Secured Party is under any commitment, obligation or liability (whether actual or contingent) to make Loans or provide other financial accommodation to the Borrower under any of the Loan Documents; and

(b)	all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full in cash or the security interests contemplated to be created hereby have been unconditionally and irrevocably released and discharged in full.

“Security Trust Deed” means the security trust deed dated on or about the date hereof between, inter alios, the Security Trustee, the Lenders named therein from time to time and the Chargor.

“Shares” means the shares (if any) specified in Part II (Charged Shares) of Schedule 1 hereto.

1.2 Interpretation

(a)

Unless expressly defined in this Debenture, capitalised terms defined in the Facility Agreement or in the Security Trust Deed have the same meanings in this Debenture and the construction rules set out in Section 1.5 (Certain Terms) of the Facility

Agreement shall apply to this Debenture as though they were set out in full in this Debenture except that references to “this Agreement” shall be construed as references to this Debenture.

(b)	The terms of the other Loan Documents and of any side letters between the parties hereto in relation to the Loan Documents are incorporated into this Debenture to the extent required for any purported disposition of the Charged Assets to be a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.3 Certificates A certificate of the Security Trustee or any Secured Party setting forth the amount of any Secured Obligation due from the Chargor shall be prima facie evidence of such amount in the absence of manifest error.

1.4 Third Party Rights A person who is not a party to this Debenture has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Debenture.

2	COVENANT TO PAY

2.1 Covenant to Pay The Chargor, as primary obligor and not merely as surety, hereby undertakes to the Security Trustee that it will pay or discharge each of the Secured Obligations when due and payable in the manner provided for in the Loan Documents.

2.2 Default Interest The Chargor agrees to pay Default Interest on any amount not paid when due under this Debenture (after as well as before judgment) from the due date until the date such amount is unconditionally and irrevocably paid and discharged in full.

2.3 Covenant to Make Facility Available For the purposes of Section 94(1)(c) of the Law of Property Act 1925, each Lender and Issuer, by the Security Trustee’s execution of this Debenture, hereby covenants with and undertakes to the Chargor, to the intent that each such covenant and undertaking shall be binding on each Lender and Issuer severally in accordance with Article II (The Facility) of the Facility Agreement as if the same applied to this Clause 2.3 mutatis mutandis, that each Lender will perform its obligations under the Facility Agreement to make the Facility available to the Borrower on and conditional to the terms set forth in the Facility Agreement.

3	CREATION OF FIXED SECURITY

3.1 Fixed Charges The Chargor, as continuing security for the payment, discharge and performance of all the Secured Obligations, hereby charges and agrees to charge in favour of the Security Trustee with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994:

(a)	by way of first fixed charge:

(i)

all of the Chargor’s present and future book and other debts, and all other moneys due and owing to the Chargor or which may become due and owing to it at any time in the future and the benefit of all rights, securities and guarantees of any nature whatsoever now or at any time enjoyed or held by it in relation to any of the foregoing including, in each case, the proceeds of the same, all liens, reservations of title, rights of tracing and other rights enabling the Chargor to enforce such debts provided that without prejudice to any other provision of this Clause 3 (including paragraph (a)(ii) hereof) such proceeds shall be released automatically from the fixed charge effected by this paragraph (i) upon these proceeds being credited to any Realisations Account;

(ii)	all moneys (including interest) from time to time standing to the credit of each of the Chargor’s present and future accounts (including each Security Account) with any bank, financial institution or other person in any jurisdiction and all rights in relation thereto and the debts represented thereby provided that without prejudice to any other provision of this Clause 3, any monies paid out of such accounts without breaching the terms of any Loan Document and not paid into another such account in the name of the Chargor shall be released from the fixed charge hereby effected upon the proceeds so being paid out;

(iii)	its present and future interest in all stocks, shares, debentures, notes, bonds, warrants, coupons or other securities and investments now or in the future owned by the Chargor from time to time together with all Related Rights accruing thereto not charged pursuant to Clause 3.3 (Charge on Shares) (the “Security Collateral”);

(iv)	to the extent not effectively assigned under Clause 4.1 (Assignments) all rights, interests and benefits to and in respect of the Insurances and all claims (and proceeds thereof) and returns of premiums in respect thereof to which the Chargor is now or may at any future time become entitled;

(v)	(to the extent that the same do not fall within any other sub-paragraph of this paragraph (a) and are not effectively assigned under Clause 4.1 (Assignments)) all of the Company’s rights and benefits under all Material Contracts;

(vi)	any beneficial interest, claim or entitlement of the Chargor to any assets in any pension fund;

(vii)	the Chargor’s present and future goodwill (including all brand names not otherwise subject to a fixed charge under this Debenture);

(viii)	the benefit of all present and future licences, consents and authorisations (statutory or otherwise) held in connection with the Chargor’s business or the use of any of the Charged Assets other than those directly relating to the First Mortgage Collateral and the right to recover and receive all compensation which may at any time become payable to it in respect thereof;

(ix)	the Chargor’s present and future uncalled capital; and

(x)

all the Chargor’s present and future Intellectual Property Rights (including the Intellectual Property Rights, if any, specified in Part I of Schedule 1 (Intellectual Property Rights)), subject to any necessary third party’s consent to such charge being obtained. To the extent that any such Intellectual Property Rights are not capable of being charged (whether by reason of lack of any such consent as aforesaid or otherwise) and, if the same is required, pending the grant of any such consent as aforesaid or otherwise the charge thereof purported to be effected by this sub-paragraph (xi) shall operate as an assignment of any and all damages, compensation, remuneration, profit, rent or income which the Chargor may derive therefrom or be awarded or entitled to in respect thereof, as continuing security for the payment, discharge and performance of the Secured Obligations.

3.2 Material Contracts Containing Prohibition on Charging

(a)	Until the relevant consent has been obtained, there shall be excluded from the charge created by Clause 3.1 (Fixed Charges) without prejudice to Clause 4.2 (Non-Assignable Material Contracts), any Material Contract which by its terms either precludes absolutely the Chargor from creating any charge over such Material Contract or requires the consent of any third party prior to the creation of such Charge, and such consent has not previously been obtained (each an “Excluded Property”).

(b)	With regard to each Excluded Property the Chargor undertakes to (i) (A) provide the Security Trustee with a list of all consents needed as soon as practicable after the date hereof and (B) make an application for the consent of the relevant third party to the creation of the charge contained in Clause 3.1 (Fixed Charges) or to be created pursuant to Clause 8.8 (Maintenance of Property) or Clause 13 (Further Assurances) within 14 days of the date hereof, or if later within 14 days of the date on which the obligation to create such charge arises, and (ii) use all reasonable endeavours to obtain such consent as soon as possible and keep the Security Trustee informed of the progress of the Chargor’s negotiations with each such third party.

(c)	Forthwith, upon receipt of the relevant third party’s consent as aforesaid, the relevant Excluded Property shall thereupon stand charged to the Security Trustee pursuant to the terms of Clause 3.1 (Fixed Charges) above. If required by the Security Trustee at any time following receipt of such consent, the Chargor will execute a valid charge or assignment in such form as the Security Trustee shall reasonably require.

3.3 Charge on Shares The Chargor, as continuing security for the payment, discharge and performance of all the Secured Obligations, hereby with full title guarantee:

(a)	mortgages and charges and agrees to mortgage and charge to the Security Trustee the Shares held now or in the future by it and/or any nominee on its behalf, by way of first legal mortgage; and

(b)	mortgages and charges and agrees to mortgage and charge to the Security Trustee the Related Rights held now or in the future by it and/or any nominee on its behalf, by way of first legal mortgage; and

(c)	(to the extent they are not effectively mortgaged or charged pursuant to paragraph (a) or (b) above), charges the Shares and the Related Rights held now or in the future by it and/or any nominee on its behalf, by way of first fixed charge,

PROVIDED THAT:

(i)	whilst no Event of Default has occurred which is continuing, the Chargor shall be entitled (notwithstanding the security contemplated to be created hereby) to receive all dividends, interest and income from and any property accruing or in respect of the Charged Assets; and

(ii)	whilst no Event of Default has occurred which is continuing, the Chargor shall be entitled (notwithstanding the security contemplated to be created hereby) to exercise, any voting or other rights attached to any of the Charged Assets, provided that it shall not exercise any voting rights in a manner which would prejudice the security created under this Debenture.

3.4 Financial Collateral The parties agree and acknowledge that:

(a)	the Financial Collateral Assets constitute financial collateral, and

(b)	this Debenture and the obligations of the Chargor under this Debenture are a security financial collateral arrangement,

(in each case) for the purposes of the Financial Collateral Regulations.

4	ASSIGNMENTS

4.1 Assignments Subject to Clause 4.2 (Non-Assignable Material Contracts), the Chargor hereby assigns and agrees to assign to the Security Trustee, with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994 and as continuing security for the payment, discharge and performance of all Secured Obligations:

(a)	all of its rights, title, interests (if any) to all proceeds of the Insurances received by the Chargor; and

(b)	(to the extent the same do not fall within any other provision of this Clause 4 or within the definition of Excluded Property) all of its rights, title, interest and benefits under the Material Contracts, any letters of credit issued in its favour and all bills of exchange and other negotiable instruments held by it, in each case, together with the benefit of all powers and remedies for enforcing the same.

4.2 Non-Assignable Material Contracts To the extent that any such right, title and interest described in Clause 4.1(b) (Assignments) is not assignable or capable of assignment:

(a)	the assignment purported to be effected by Clause 4.1(b) (Assignments) shall operate as an assignment of any and all damages, compensation, remuneration, profit, rent or income which the Chargor may derive therefrom or be awarded or entitled to in respect thereof, with full title guarantee as continuing security for the payment, discharge and performance of the Secured Obligations; and

(b)	the Chargor shall hold the benefit of any such right, title and interest on trust for the Security Trustee.

4.3 Insurances and Material Contracts Whilst no Event of Default has occurred which is continuing (and subject always to the terms of the Facility Agreement):

(a)	the Chargor may exercise its rights under the Insurances and the Material Contracts, provided that the exercise of those rights in the manner proposed would not result in a Default; and

(b)	any payments received by the Chargor under or in respect of the Material Contracts shall be paid by the Chargor into a Collateral Account and be subject to the provisions of Clause 8.5 (Book Debts and Receipts) pending application in accordance with the terms of this Debenture.

5	FLOATING CHARGE

5.1 Creation of Floating Charge The Chargor, as owner with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994 and by way of a first floating charge, charges in favour of the Security Trustee (as trustee for the Secured Parties) as continuing security for the payment, discharge and performance of the Secured Obligations, all its undertaking, property, assets and rights (for the avoidance of doubt including, without limitation, all inventory, work in progress, raw materials, investment property and instruments) whatsoever and wheresoever both present and future to the extent such assets have not otherwise been validly and effectively mortgaged or charged pursuant to Clause 3 (Creation of Fixed Security) or Clause 4 (Assignments) (the “Floating Charge Assets”) provided that such Floating Charge Assets shall not include any First Mortgage Collateral.

5.2 Conversion of Floating Charge

(a)	Notwithstanding anything expressed or implied in this Debenture, the Security Trustee may, by notice to the Security Trustee, convert the floating charge created by Clause 5.1 (Creation of Floating Charge) with immediate effect into a fixed charge as regards all or any of the Floating Charge Assets specified in such notice if:

(i)	an Event of Default has occurred and is continuing;

(ii)	the Chargor creates or attempts to create any Lien over all or any of the Floating Charge Assets save as permitted by the Facility Agreement;

(iii)	the Security Trustee considers such Floating Charge Assets to be in danger of being seized or sold under or pursuant to any form of distress, attachment, execution or other legal process or otherwise to be in jeopardy;

(iv)	the Security Trustee becomes aware or has reason to believe that bona fide and non-vexatious steps have been or are being taken which, in the opinion of the Security Trustee, are reasonably likely to lead to the making of an application to appoint an administrator in relation to the Chargor (or such administrator has been appointed) or the making of a petition to wind up the Chargor or that any application has been made or any petition has been presented, which in the reasonable opinion of the Security Trustee is reasonably likely to result in the winding up of the Chargor or the appointment of such administrator; or

(v)	the Chargor fails to comply, or takes or threatens to take any action which in the reasonable opinion of the Security Trustee is likely to result in the Chargor failing to comply with its obligations under Clause 8.4 (Restrictions on Dealing).

(b)	The floating charge hereby created may not be converted into a fixed charge solely by reason of:

(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,

under the Insolvency Act 2000.

(c)	The floating charge created by Clause 5.1 (Creation of Floating Charge) shall (in addition to the circumstances in which the same will occur under general law) automatically be converted into a fixed charge:

(i)	if an administrator is appointed or the Security Trustee receives notice of an intention to appoint an administrator; or

(ii)	upon the convening of any meeting of the members of the Chargor to consider a resolution to voluntarily wind up the Chargor (or not to wind up the Chargor); or

(iii)	upon the presentation of a petition to compulsorily wind up the Chargor (save for a petition which is frivolous, vexatious or an abuse of process which is dismissed within 14 days); or

(iv)	if there occurs in relation to the Chargor or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which corresponds in that country or territory with any of those mentioned in paragraphs (i) to (iii) (inclusive) of this Clause 5.2(c); or

(v)	if the Chargor fails to comply with its obligations under Clause 8.4 (Restrictions on Dealing).

(d)	Service by the Security Trustee of a notice pursuant to Clause 5.2(a) (Conversion of Floating Charge) in relation to any of the Floating Charge Assets shall not be construed as a waiver or abandonment of the Security Trustee’s rights to serve similar notices in respect of any other of the Floating Charge Assets or of any other of the rights of the Secured Parties (or any of them) under any Loan Document and shall remove from the Chargor any right which the Chargor has to deal with the relevant assets without the prior written permission (in the case of dealing) of the Security Trustee.

6	CONTINUING SECURITY

6.1 Continuing Security The security constituted by this Debenture shall be continuing security which shall extend to all the Secured Obligations and shall not be considered as satisfied or discharged by any intermediate payment or settlement of all or any of the Secured Obligations.

6.2 Breaking of Accounts If for any reason the security constituted hereby ceases to be a continuing security in respect of the Chargor (other than by way of discharge of such security in accordance with the terms of this Debenture) or the Security Trustee or any other Secured Party receives, or is deemed to be affected by, notice, whether actual or constructive of any Lien affecting the Charged Assets, the Security Trustee may open a new account with or continue any existing account with the Chargor. If the Security Trustee does not open a new account, it shall nevertheless be treated as if it had done so at the date of such cessation or the time when it received or was deemed to have received notice. As from that time all payments made to the Security Trustee will be deemed to be credited or treated as being credited to the new account and the liability of the Chargor in respect of the Secured Obligations relating to it at the date of such cessation or the time when notice was received or deemed received shall remain and shall not be reduced regardless of any payments into or out of any such account.

6.3 Avoided Payments Where any release or discharge or other arrangement in respect of all or part of the Secured Obligations (or in respect of any security for those Secured Obligations including the security created under this Debenture) is made in reliance on any payment, security or other disposition which is avoided or must be restored in an insolvency, liquidation or otherwise and whether or not the Security Trustee has conceded or compromised any claim that any payment, security or other disposition will or should be avoided, the liability of the Chargor for the payment of the Secured Obligations and the obligations of the Chargor under this Debenture shall continue as if such release, discharge or other arrangement had not been made.

6.4 Waiver of Defences The obligations of the Chargor hereunder will not be affected by any act, omission, circumstance, matter or thing which but for this provision would release or prejudice any of its obligations hereunder or prejudice or diminish such obligations in whole or in part, including (whether or not known to the Chargor or the Security Trustee or any other person whatsoever):

(a)	any time, indulgence or waiver granted to, or composition with, any Loan Party or any other person; or

(b)	the taking, variation, compromise, exchange, renewal or release of, refusal or neglect to perfect, take up or enforce any rights or remedies against, or any security over assets of any Loan Party or any other person or any non-presentment or non-observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other security; or

(c)	any incapacity or lack of powers, authority or dissolution or change in the members or status of any Loan Party or any other person; or

(d)	any variation (however fundamental and whether or not involving any increase in the liability of any Loan Party or any other person thereunder) or replacement of any Loan Document or any other document or security so that references to that Loan Document or other document or security in this Debenture shall include each such variation or replacement; or

(e)	the unenforceability, illegality or invalidity of any obligation of any Loan Party or any other person under any Loan Document or of any other security the Security Trustee may hold in respect of the Secured Obligations (or any of them) or otherwise; or

(f)	any postponement, discharge, reduction, non-provability or other similar circumstances affecting any obligation of any Loan Party or any other person under any Loan Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order or otherwise.

The Security Trustee shall not be concerned to see or investigate the powers or authorities of any Loan Party or any of its respective officers or agents, and moneys obtained or Secured Obligations incurred in the purported exercise of such powers or authorities or by any person purporting to be such Loan Party shall be deemed to form a part of the Secured Obligations, and “Secured Obligations” shall be construed accordingly.

6.5 Immediate Recourse Neither the Security Trustee nor any Secured Party shall be required to proceed against or enforce any other rights or security it may have or hold in respect of the Secured Obligations or claim payment from any other person before enforcing the security constituted by this Debenture and the Chargor waives any right it may have of first requiring the Security Trustee or any other Secured Party to do so.

6.6 No Competition Until all the Secured Obligations have been unconditionally and irrevocably discharged in full, any rights (if any) which the Chargor may have:

(a)	to be subrogated to any rights or security of or moneys held, received or receivable by the Security Trustee or any other Secured Party (or any agent or trustee on its behalf) with respect to the Secured Obligations; or

(b)	to be entitled to any right of contribution or indemnity from any other person; or

(c)	to claim, rank, prove or vote as a creditor of such other person or its estate in competition with the Security Trustee or any other Secured Party (or any agent or trustee on its behalf),

shall be exercised by the Chargor only if and to the extent that the Security Trustee so requires and in such manner and upon such terms as the Security Trustee may specify and the Chargor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Security Trustee for application in accordance with the terms hereof as if such moneys, rights or security were held or received by the Security Trustee under this Debenture.

6.7 Appropriations Until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full in cash, the Security Trustee and each other Secured Party (or any agent or trustee on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of the Secured Obligations or apply and enforce the same in such manner and order as it sees fit (whether against the Secured Obligations or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from the Chargor or any other person in respect of the Secured Obligations.

6.8 Additional Security This Debenture is in addition to and shall not in any way be prejudiced by, prejudicial to or affect or merge with any other security now or hereafter held by the Security Trustee or any other Secured Party (or any agent or trustee on behalf of any of them) for the Secured Obligations or any of them.

6.9 Security Held by Chargor The Chargor will not without the prior written consent of the Security Trustee hold any security, guarantee, indemnity, bond or other assurance from any other person in respect of the Chargor’s liabilities hereunder. The Chargor will hold any security held by it in breach of this provision on trust for the Security Trustee (as trustee as aforesaid) and shall on request promptly deposit the same and/or charge the same to the Security Trustee in such a manner as the Security Trustee may require as security for due and punctual performance and discharge by the Chargor of the Secured Obligations.

6.10 Remedies Not Exclusive

(a)	The rights and remedies of the Security Trustee and any Receiver provided for in this Debenture:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of any rights or remedies provided by law; and

(iii)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

(b)	The Security Trustee may waive any breach by the Chargor of any of its obligations hereunder.

6.11 Protection of the Security Trustee The Security Trustee shall not be liable in respect of any loss or damage which arises out of the exercise, or the attempted or purported exercise of, or the failure to exercise any of its powers, unless such loss or damage is caused by its gross negligence or wilful default.

7	REPRESENTATIONS AND WARRANTIES

The Chargor makes each of the representations and warranties set out in this Clause 7 and acknowledges that the Security Trustee and the Secured Parties have entered into the Loan Documents in reliance on those representations and warranties. Where there is a conflict between the representations and warranties set out in this Clause 7 and those appearing in Article IV (Representations and Warranties) of the Facility Agreement as to the Chargor, the representations and warranties in the Facility Agreement shall prevail.

7.1 No Filing or Stamp Taxes Under the laws of England in force at the date hereof, it is not necessary that this Debenture be filed, recorded or enrolled with any court or other authority (save for registration under Section 395 of the Companies Act 1985 or at any Intellectual Property registry pursuant to the terms of Clause 8.12 (Intellectual Property)) or that any stamp, registration or similar tax be paid on or in relation to this Debenture.

7.2 Shares

(a)	If the Chargor is listed in Part II of Schedule 1 as an owner of any Shares, it is and, from and after the date hereof will (subject to the terms of the Facility Agreement)

remain the legal and beneficial owner of the Shares and the Related Rights and it or its nominee is and will remain the absolute legal owner of the Shares and the Related Rights and, with full title guarantee, it is able to mortgage and has so mortgaged the Shares and the Related Rights;

(b)	the security created over the Shares and the Related Rights under this Debenture constitutes a first priority security interest over the Shares and the Related Rights;

(c)	the Shares and the Related Rights are within the Chargor’s disposition and control and neither the terms of the Shares and the Related Rights nor of the Memorandum and Articles of Association of any Issuer restrict or otherwise limit the right to mortgage, charge or pledge the Shares and the Related Rights in favour of the Security Trustee;

(d)	the Shares are duly authorised, validly issued, fully paid or credited as fully paid and no calls have been made in respect thereof which remain unpaid or can be made in respect thereof in the future;

(e)	except as stated in Clause 3 (Creation of Fixed Security), the Chargor has not sold or granted any rights of pre-emption over or agreed to sell or grant any right of pre-emption over or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title and interest in and to all or any part of the Shares or Related Rights; and

(f)	the Shares are non-assessable and neither the Shares nor the Related Rights are subject to any options to purchase or similar rights of any person.

7.3 Material Contracts Each of the Material Contracts is in full force and effect. The obligations of the Chargor in the Material Contracts are legal, valid, binding and enforceable obligations of the Chargor subject to equitable remedies and matters affecting creditors’ rights generally. The Chargor is not in default under any Material Contract and, to the best of its knowledge, no other party to a Material Contract is in default under such Material Contract.

7.4 Intellectual Property Rights

(a)	The Intellectual Property Rights owned by or licensed to the Chargor (including the Intellectual Property Rights specified in Part I (Intellectual Property Rights) of Schedule 1) are all of the Intellectual Property Rights required by it in order for it to carry on its business as it is being conducted and to the Chargor’s knowledge, the Chargor, in carrying on its business does not infringe any Intellectual Property Rights of any third party in a manner which would have a Material Adverse Effect.

(b)	Except as disclosed in writing to the Security Trustee prior to the date hereof, the Intellectual Property Rights owned by or licensed to the Chargor (including the Intellectual Property Rights listed in Part I (Intellectual Property Rights) of Schedule 1) are free of any Liens (except for any Liens created by or pursuant to this Debenture or permitted by the terms of the Facility Agreement) and any other rights or interests (including any licences) in favour of third parties.

(c)	None of the Intellectual Property Rights owned by or licensed to the Chargor (including the Intellectual Property Rights listed in Part I (Intellectual Property

Rights) of Schedule 1) is being infringed in a manner which would have a Material Adverse Effect and there is no threatened such infringement of any such Intellectual Property Right.

7.5 Charged Assets

(a)	The Chargor has not received notice of any adverse claim in respect of any of the Charged Assets (including the Shares and the Related Rights).

(b)	Except for any Liens granted to the Security Trustee pursuant to this Debenture and any other Liens permitted to exist on the Charged Assets under the Facility Agreement:

(i)	the Chargor is the legal and beneficial owner of the Charged Assets which it purports to charge on the date hereof and, with full title guarantee, is able to mortgage or charge and has so mortgaged or charged such Charged Assets.

(ii)	the Charged Assets are within the Chargor’s disposition and control and the terms of the Charged Assets do not restrict or otherwise limit the right to transfer, mortgage, charge or pledge the Charged Assets in favour of the Security Trustee.

7.6 Financial Assistance There is no obligation or liability which is included in the definition of “Secured Obligations” to the extent that, if it were so included, this Debenture (or any part thereof) would constitute unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985.

7.7 Representations and Warranties in the Facility Agreement The Chargor repeats the representations and warranties as to it given by the Borrower in Article IV (Representations and Warranties) of the Facility Agreement.

7.8 Times of Making Representations and Warranties The representations and warranties set out in this Clause 7:

(a)	will survive the execution of each Loan Document and each drawdown under the Facility Agreement; and

(b)	are made on the date hereof and are deemed to be repeated on and as of each date required by Subsection (i) of Section 3.2(b) (Representations and Warranties; No Defaults) of the Facility Agreement during the Security Period with reference to the facts and circumstances then existing.

8	UNDERTAKINGS OF CHARGOR

8.1 Duration The undertakings in this Clause 8 shall remain in force throughout the Security Period.

8.2 Maintenance of Legal Validity The Chargor shall obtain, comply with the terms of and do all that is necessary to:

(a)	maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of England to enable it lawfully to enter into and perform its obligations under this Debenture; and

(b)	ensure the legality, validity, enforceability or admissibility in evidence of this Debenture and that otherwise than permitted by the Security Trustee (acting in its absolute discretion) the Charged Assets remain subject to the laws and regulations of England.

8.3 Untrue Representations The Chargor shall notify the Security Trustee of the occurrence of any event which results in or may reasonably be expected to result in any of the representations and warranties contained in Clause 7 (Representations and Warranties) being untrue in any material respect.

8.4 Restrictions on Dealing The Chargor undertakes that, except as permitted under the terms of this Debenture or any other Loan Document it will not:

(a)	create or permit to subsist any Lien over all or any of its assets, rights or property other than the Liens created pursuant to this Debenture or any other Loan Document; or

(b)	lease, sell, transfer, assign or otherwise dispose of or agree to lease, sell, transfer, assign or otherwise dispose of, all or any part of its assets, rights or property, including the Charged Assets or any interest therein.

8.5 Book Debts and Receipts The Chargor shall:

(a)	get in and realise its:

(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys, including, but without prejudice to the generality of the foregoing, debts and moneys arising from any Material Contract; and

(iii)	royalties, fees and income of like nature in relation to any Intellectual Property Right owned by it,

in each case, in the ordinary course of its business and pay the proceeds of such getting in and realisation into such Collateral Account(s) as the Security Trustee may from time to time specify and, pending such payment, hold the proceeds of such getting in and realisation upon trust for the Security Trustee;

(b)	not withdraw all or any moneys (including interest) standing to the credit of any Collateral Account following notice from the Security Trustee during the continuance of an Event of Default; and

(c)	not assign or otherwise transfer, and not create or permit to exist any Lien (other than a Permitted Lien) over any Collateral Account or any interest therein.

8.6 Material Contracts No Chargor shall amend (except for amendments of a minor technical or administrative nature), terminate or waive any provision of any Material Contract and the Chargor shall duly and promptly perform its obligations under each Material Contract and diligently pursue its rights and remedies thereunder except where any of the foregoing would not result either individually or in aggregate in a Material Adverse Effect.

8.7 Intellectual Property Rights The Chargor shall:

(a)	take all reasonable steps and practical steps to preserve and enforce all of the Intellectual Property Rights which are used or useful to the conduct of the Chargor’s business or which are required by it in order to carry on its business; and

(b)	not without the prior written consent of the Security Trustee (acting on the instructions of the Requisite Lenders):

(i)	sell, transfer, license or otherwise dispose of all or any part of its Intellectual Property Rights; or

(ii)	permit any such Intellectual Property Rights which are registered to be abandoned or cancelled, to lapse or to be liable to any claim of abandonment for non-use or otherwise.

8.8 Maintenance of Property The Chargor shall (except as otherwise permitted pursuant to the terms of the Facility Agreement):

(a)	Noting of Interest procure that a note of the Security Trustee’s interest is endorsed upon all policies of insurance which shall at any time during the subsistence of this security be effected, maintained or held by the Chargor or any person on its behalf pursuant to Clause 7.5 (Maintenance of Insurance) of the Facility Agreement;

(b)	Maintenance of Insurances (i) not do or permit anything to be done in or upon or relating to the Charged Assets or any part thereof which may make void or voidable any Insurance in connection therewith, (ii) comply with obligations as to insurance as set out in the Loan Documents and (iii) comply with any insurance obligations under leases and do all things reasonable to ensure that the landlord maintains adequate insurances of any leasehold property;

(c)	Premiums pay or procure the payment of all premiums and do all other things reasonably necessary to keep all of the Insurances in force and, on demand of the Security Trustee (acting reasonably) and, where practicable, produce, or procure the production to the Security Trustee the receipt for the payment of each such premium;

(d)	Taxes and Outgoings pay as and when the same shall become due and payable by it all taxes, rates, duties, charges, assessments and outgoings whatsoever (whether parliamentary, parochial, local or of any other description) which shall be assessed, charged or imposed upon or payable in respect of the Charged Assets or any part thereof (save to the extent that payment of the same is being contested in good faith by proper proceedings and adequate reserves have been set aside for the payment thereof);

(e)

Notices as soon as reasonably practicable after the receipt by the Chargor and in any event within 14 days from such receipt of any application, requirement, order or notice served or given by any public or local or any other authority with respect to the Charged Assets (or any part thereof), give written notice thereof to the Security

Trustee and within 14 days after demand therefor produce the same or a copy thereof to the Security Trustee and inform it of the steps taken or proposed to be taken to comply with any such requirement thereby made or implicit therein or how and why the Chargor, acting in good faith, intends to dispute such application, order or notice;

(f)	Statutes duly and punctually perform and observe in all material respects all its material obligations in connection with the Charged Assets under any present or future statue or any regulation, order or notice made or given thereunder;

8.9 Shares No Chargor will take any action whereby the rights attaching to the Shares or the Related Rights are altered or diluted except to the extent permitted by the Security Trustee.

8.10 Notice of Assignment The Chargor shall promptly give notice of the assignment pursuant to Clause 4 (Assignments) of this Debenture of its rights, title and interest (if any):

(a)	in and to the Insurances, by sending a notice in the form of Part I (Form of Notice of Assignment of Insurances) of Schedule 2 duly completed to each of the other parties to the Insurances; and

(b)	in and to the Material Contracts, by sending a notice in the form of Part I (Form of Notice of Assignment) of Schedule 4 duly completed to each of the other parties to the Material Contracts,

and the Chargor shall use its reasonable endeavours to procure (i) in the case of Insurances, that each such other party acknowledges such notice in the form of Part II (Form of Acknowledgement of Assignment of Insurances) of Schedule 2 and (ii) in the case of Material Contracts, that each such other party acknowledges such notice in the form of Part II (Form of Acknowledgement of Assignment of Material Contracts) of Schedule 4.

8.11 Notice of Charge over Bank Account The Chargor will forthwith give notice to each Account Bank (and forthwith on any change in the identity of any Account Bank shall give notice to the new Account Bank) of this Debenture in the form of Part I (Form of Notice of Charge over Bank Accounts) of Schedule 3 and shall use its reasonable endeavours to procure that the Account Bank or new Account Bank (as the case may be) acknowledges such notice in the form of Part II (Form of Acknowledgement of Charge over Bank Accounts) of Schedule 3.

8.12 Intellectual Property In respect of the Intellectual Property Rights specified in Part I (Intellectual Property Rights) of Schedule 1 the title to which is registered with the Trade Marks Registry and in respect of any other registered trademarks of the Chargor against which this Debenture may be noted, the Chargor shall forthwith file such form with the Trade Marks Registry as necessary to register its interest within any applicable time periods.

9	PROVISIONS RELATING TO SHARES

9.1 Deposit of Certificates The Chargor shall, as soon as reasonably practicable:

(a)

deposit with the Security Trustee (or as the Security Trustee may direct) all bearer instruments, share certificates and other documents of title or evidence of ownership in relation to the Shares and their Related Rights and/or the Security Collateral, as are owned by it or in which it has or acquires an interest entitling it to control such documents;

(b)	execute and deliver to the Security Trustee all such stock transfer forms and other documents as may be reasonably requested by the Security Trustee in order to enable the Security Trustee (or its nominee), in accordance with paragraph (c) below, to be registered as the owner or otherwise to obtain a legal title to the Shares and their Related Rights and/or the Security Collateral; and

(c)	at any time following the occurrence of an Event of Default which is continuing, if the Security Trustee so requests, procure that all such stock transfer forms are forthwith registered with the relevant person and that share certificates in the name of the Security Trustee (or such nominee) in respect of the Shares and their Related Rights and/or the Security Collateral are forthwith delivered to the Security Trustee.

9.2 Registration on Transfer The Chargor hereby authorises the Security Trustee:

(a)	to arrange for any of the Shares and their Related Rights and/or the Security Collateral to be registered in the name of the Security Trustee (or its nominee) at any time following an Event of Default which is continuing; or

(b)	(under its powers of realisation) upon enforcement of the security created hereby following the occurrence of an Event of Default which is continuing, to transfer or cause the Shares and their Related Rights and/or the Security Collateral to be transferred to and registered in the name of the Security Trustee (or its nominee) or any purchaser or transferee, and each the Chargor undertakes from time to time promptly to execute and sign all transfers, contract notes, powers of attorney and other documents (and to procure the registration of any such transfer of the Shares and their Related Rights and/or the Security Collateral in the relevant shareholders’ or other register) that may be required by the Security Trustee in connection therewith.

9.3 Liability to Perform Notwithstanding anything to the contrary herein contained, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of the Charged Assets and, without limitation, to pay all calls or other payments that may become due in respect of any of the Charged Assets. Notwithstanding the provisions of Clause 9.6 (Calls), the Security Trustee shall not be required in any manner to perform or fulfil any obligation of the Chargor in respect of the Charged Assets, or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time or times.

9.4 Subsequently Acquired Security Collateral The Chargor shall, as soon as reasonably practicable, upon it (or any nominee of the Chargor) becoming the registered owner of and receiving share certificates in respect of any Shares and their Related Rights and/or the Security Collateral after the date hereof, deliver to the Security Trustee all share certificates in respect thereof together with share transfer documentation in respect of such Shares and their Related Rights and/or the Security Collateral duly executed in blank by or on behalf of the Chargor (or such nominee) as appropriate.

9.5 Powers

(a)	At any time after an Event of Default has occurred which is continuing and without any further consent or authority on the part of the Chargor, the Security Trustee may exercise (or refrain from exercising) at its discretion in the name of the Chargor (or the registered holder) in respect of the Shares and their Related Rights and/or the Security Collateral any voting rights and any powers or rights under the terms thereof or otherwise which may be exercised by the person or persons in whose name or names the Charged Assets are registered or who is the holder thereof.

(b)	If the Security Trustee takes any such action as is referred to in paragraph (a) above, it shall give notice to the Chargor as soon as practicable.

(c)	For the purposes of giving effect to this Clause 9.5 (Powers) and to the extent that the Shares and their Related Rights and/or the Security Collateral remain registered in the name of the Chargor, the Chargor hereby irrevocably appoints the Security Trustee (or its nominee) as its proxy to exercise all voting and other rights in respect thereof.

9.6 Calls To the extent that the Chargor fails to comply with its obligations under Clause 9.3 (Liability to Perform) the Security Trustee may (if it thinks fit) make such payment on behalf of the Chargor. Any sums so paid by the Security Trustee shall be repayable by the Chargor to the Security Trustee on demand (which demand shall be made promptly following the making of the payment by the Security Trustee) together with interest at the Default Rate from the date of such payment by the Security Trustee until the date of payment by the Chargor, and pending such repayment shall constitute part of the Secured Obligations.

9.7 Provision of Information The Chargor shall, within such time as required of the Borrower pursuant to Article VI (Reporting Covenants) of the Facility Agreement, or if not so referenced, promptly, send to the Security Trustee, following receipt by the Chargor, a copy of every balance sheet, profit and loss account, report or other notice, statement or circular sent or delivered by each Issuer to its members.

10	ACCOUNT BANK

10.1 Identity of Account Bank The initial Account Bank is National Westminster Bank plc. The Account Bank may be changed at any time:

(a)	to any alternative that the Security Trustee reasonably requires; and

(b)	to any other bank or financial institution with the agreement of the Chargor and the Security Trustee,

but, in each case, provided that such change shall only become effective upon the proposed new Account Bank agreeing with the Security Trustee and the Chargor, in a manner satisfactory to the Security Trustee, to fulfil the role of Account Bank hereunder.

10.2 Transfer of Balances Forthwith upon any change to the Account Bank pursuant to Clause 10.1 (Identity of Account Bank) becoming effective, any amounts standing to the credit of each Collateral Account maintained with the old Account Bank shall be transferred to the corresponding Collateral Account maintained with the new Account Bank appointed pursuant to Clause 10.1 (Identity of Account Bank). The Chargor hereby irrevocably agrees to give all authorisations and instructions necessary for any such transfer to be made.

10.3 Further Perfection The Chargor shall do all such things (including the execution of bank mandate forms) as the Security Trustee may reasonably request in order to facilitate any change of Account Bank pursuant to Clause 10.1 (Identity of Account Bank) or any transfer of credit balances pursuant to Clause 10.2 (Transfer of Balances).

11	ENFORCEMENT OF SECURITY

11.1 Security Enforceable The security constituted hereby shall become immediately enforceable at any time after an Event of Default has occurred which is continuing.

11.2 Enforcement After the security constituted hereby has become enforceable in accordance with the terms of this Debenture the Security Trustee may, in its absolute discretion, enforce all or any part of the security created hereby and exercise any other rights or remedies conferred on it hereunder or by law in such manner as it sees fit and may, without notice to the Chargor and without demand for payment, apply the proceeds of such enforcement in or towards discharge of the Secured Obligations in such order and in such amounts as the Security Trustee sees fit or otherwise in accordance with the terms hereof.

11.3 Law of Property Act Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture.

11.4 Statutory Powers The powers conferred on mortgagees or receivers by the Law of Property Act 1925, the Insolvency Act 1986 and the Financial Collateral Regulations shall apply to this Debenture except insofar as they are expressly or impliedly excluded and, where there is ambiguity or conflict between the powers contained in such Acts and those contained in this Debenture, those contained in this Debenture shall prevail. For the purposes of all powers implied by statute, the Secured Obligations shall be deemed to have become due and payable on the date hereof. Such powers and rights shall, for the avoidance of doubt, include the right to appropriate all or any part of the Financial Collateral Assets in or towards the satisfaction of the Secured Obligations and, for this purpose, the value of such Financial Collateral Assets so appropriated shall be such amount as the Security Trustee so determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it.

11.5 Contingencies

(a)	If the Security Trustee enforces the security constituted by this Debenture (whether by the appointment of a Receiver or otherwise) at a time when no amounts are due under any of the Loan Documents (but at a time when amounts may become so due), the Security Trustee (or such Receiver) may pay the proceeds of any recoveries effected by it into such number of Realisations Accounts as it considers appropriate.

(b)	The Security Trustee (or such Receiver) may (subject to the payment of any claims having priority to the security constituted by this Debenture) withdraw amounts standing to the credit of the Realisations Accounts to:

(i)	meet all costs, charges and expenses incurred and payments made by the Security Trustee (or such Receiver) in the course of such enforcement;

(ii)	pay remuneration to the Receiver as and when the same becomes due and payable;

(iii)	satisfy the Secured Obligations as and when the same become due and payable; and

in each case, together with interest thereon (after, as well as before, judgment and payable on demand) at the Default Rate from the date the same become due and payable until the date the same are unconditionally and irrevocably paid and discharged in full.

12	RECEIVER

12.1 Appointment of Receiver

(a)	At any time after the security constituted by this Debenture becomes enforceable in accordance with its terms or if an application is made for the appointment of or notice is given of intention to appoint an administrator in respect of the Chargor or if requested by the Chargor, the Security Trustee may without further notice appoint under seal or in writing under its hand any one or more qualified persons to be a Receiver of all or any part of the Charged Assets in like manner in every respect as if the Security Trustee had become entitled under the Law of Property Act 1925 to exercise the power of sale thereby conferred.

(b)	The Security Trustee is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with leave of the court.

(c)	As used in this clause “qualified person” means a person who, under the Insolvency Act 1986, is qualified to act as a receiver of the property of the Chargor with respect to which he is appointed.

12.2 Powers of Receiver

(a)	Every Receiver appointed in accordance with Clause 12.1 (Appointment of Receiver) shall have and be entitled to exercise all of the powers set out in paragraph (b) of this Clause 12.2 in addition to those conferred by the Law of Property Act 1925 on any receiver appointed thereunder. If at any time there is more than one Receiver of all or any part of the Charged Assets, each such Receiver may (unless otherwise stated in any document appointing him) exercise all of the powers conferred on a Receiver under this Debenture individually and separately from each other Receiver.

(b)	The powers referred to in the first sentence of paragraph (a) of this Clause 12.2 above are:

(i)	Take Possession to take immediate possession of, get in and collect the Charged Assets or any part thereof;

(ii)	Carry on Business to carry on the business of the Chargor as such Receiver may think fit;

(iii)	Protection of Assets to make and effect all insurances and do all other acts which the Chargor might do in the ordinary conduct of its business or is obliged to do under the terms of this Debenture as well for the protection as for the improvement of the Charged Assets and any permissions, consents or licences, in each case as such Receiver may in its absolute discretion think fit;

(iv)	Employees to appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes hereof upon such terms as to remuneration or otherwise as such Receiver may think proper and to discharge any such persons appointed by the Chargor;

(v)	Borrow Money for the purpose of exercising any of the powers, authorities and discretions conferred on him by or pursuant to this Debenture and/or of defraying any costs, charges, losses or expenses (including his remuneration) which shall be incurred by such Receiver in the exercise thereof or for any other purpose, to raise and borrow money either unsecured or on the security of the Charged Assets or any part thereof either in priority to the security constituted by this Debenture or otherwise and generally on such terms and conditions as such Receiver may think fit and no person lending such money shall be concerned to enquire as to the propriety or purpose of the exercise of such power or to see to the application of any money so raised or borrowed;

(vi)	Sell Assets to sell, exchange, convert into money and realise all or any part of the Charged Assets by public auction or private contract and generally in such manner and on such terms as such Receiver shall think proper. Without prejudice to the generality of the foregoing, such Receiver may do any of these things for a consideration consisting of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as such Receiver may think fit;

(vii)	Compromise to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to the Charged Assets or any part thereof;

(viii)	Legal Actions to bring, prosecute, enforce, defend and abandon any actions, suits and proceedings in relation to the Charged Assets or any part thereof as may seem to such Receiver to be expedient;

(ix)	Receipts to give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising the Charged Assets;

(x)	Subsidiaries to form a subsidiary or subsidiaries of the Chargor and transfer to any such subsidiary all or any part of the Charged Assets; and

(xi)

General Powers to do all such other acts and things as such Receiver may consider desirable or necessary for realising the Charged Assets or any part thereof or incidental or conducive to any of the matters, powers or authorities conferred on a Receiver under or by virtue of this Debenture; to exercise in relation to the Charged Assets or any part thereof all such powers, authorities and things as such Receiver would be capable of exercising if such Receiver were the absolute beneficial owner of the same; and to use the name of the Chargor for all or any of such purposes.

12.3 Removal and Remuneration The Security Trustee may from time to time by writing under its hand remove any Receiver appointed by it and may, whenever it may deem it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated and may from time to time fix the remuneration of any Receiver appointed by it.

12.4 Security Trustee May Exercise Powers of Receiver To the fullest extent permitted by law, all or any of the powers, authorities and discretions which are conferred by this Debenture (either expressly or implied) upon a Receiver may be exercised by the Security Trustee at any time after the security constituted by this Debenture has become enforceable in accordance with its terms in relation to the whole of such Charged Assets or any part thereof without first appointing a Receiver of such property or any part thereof or notwithstanding the appointment of a Receiver of such property or any part thereof.

12.5 Application of Proceeds Any moneys received by the Security Trustee or by any Receiver appointed by it pursuant to this Debenture and/or under the powers hereby conferred shall, after the security constituted in this Debenture shall have become enforceable in accordance with its terms, but subject to the payment of any claims having priority to the security constituted by this Debenture and to the Security Trustee’s and such Receiver’s rights under Clauses 11.5 (Contingencies) and 12.2 (Powers of Receiver), be applied against the amounts due and payable under the Loan Documents in accordance with the provisions of Clause 5 (Application of Proceeds) of the Security Trust Deed.

13	FURTHER ASSURANCES

13.1 The Chargor shall, at its own expense from time to time, execute and give all such assurances and do all acts and things as the Security Trustee may require or consider desirable under the laws of any jurisdiction governing the Charged Assets to enable the Security Trustee to perfect or protect the security intended to be created hereby over the Charged Assets or any part thereof or to facilitate the sale of the Charged Assets or any part thereof or the exercise by the Security Trustee of any of the rights, powers, authorities and discretions vested in it or any Receiver of the Charged Assets or any part thereof or any such delegate or sub-delegate as aforesaid, including to facilitate vesting all or part of such assets in the name of the Security Trustee or in the names of its nominee, agent or any purchaser. To that intent, without prejudice to the generality of the foregoing and subject to the terms and conditions set out in the other Clauses of this Debenture, the Chargor shall execute all transfers, sales, dispositions and appropriations (whether to the Security Trustee or otherwise) and shall give all notices, orders and directions and make all registrations which the Security Trustee may (in its absolute discretion) consider expedient.

13.2 Without prejudice to the generality of Clause 13.1 but subject to the other terms and conditions of this Debenture, the Chargor will forthwith at the request of the Security Trustee execute a legal mortgage, charge or other security at any time over all or any of the Charged Assets subject to or intended to be subject to the security constituted by this Debenture in such form as the Security Trustee may require but containing terms no more onerous than those in this Debenture.

14	POWER OF ATTORNEY

14.1 Appointment The Chargor hereby, by way of security and in order more fully to secure the performance of its obligations hereunder, irrevocably appoints the Security Trustee and every Receiver of the Charged Assets (or any part thereof) appointed hereunder and any person nominated for the purpose by the Security Trustee or any Receiver in writing under hand by an officer of the Security Trustee or any Receiver severally as its attorney and on its behalf and in its name or otherwise to execute and do all such assurances, acts and things which the Chargor is required to do under the covenants and provisions contained in this Debenture (including to make any demand upon or to give any notice or receipt to any person owing moneys to the Chargor and to execute and deliver any charges, legal mortgages, assignments or other security and any transfers of securities) and generally in its name and on its behalf to exercise all or any of the powers, authorities and discretions conferred by or pursuant to this Debenture or by statute on the Security Trustee or any such Receiver, delegate or sub-delegate and (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may reasonably deem proper in or for the purpose of exercising any of such powers, authorities and discretions provided that the power of attorney granted pursuant to this Clause 14.1 shall not be exercisable until the occurrence of an Event of Default which is continuing.

14.2 Ratification The Chargor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 14.1 (Appointment) shall do or purport to do in good faith in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Clause 14.1 (Appointment).

15	DELEGATION

The Security Trustee or any Receiver appointed hereunder may at any time and from time to time delegate by power of attorney or in any other manner to any properly qualified person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Security Trustee or such Receiver under this Debenture in relation to the Charged Assets or any part thereof. Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Security Trustee or such Receiver may think fit. Neither the Security Trustee nor any Receiver shall be in way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

16	NO LIABILITY AS MORTGAGEE IN POSSESSION

Neither the Security Trustee nor its nominee nor any Receiver shall by reason of entering into possession of the Charged Assets or any of them be liable to account as mortgagee in possession or be liable for any loss on realisation or for any default or omission for which a mortgagee in possession might otherwise be liable. Every Receiver duly appointed by the Security Trustee under the powers set forth herein shall be deemed to be the agent of the Chargor for all purposes and shall as such agent for all purposes be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925. The Chargor alone shall be responsible for each Receiver’s contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by him and neither the Security Trustee nor the Receiver shall incur any liability therefor (either to the Chargor or to any other person whatsoever) or for any other reason whatsoever other than for their gross negligence or wilful default.

17	PROTECTION OF THIRD PARTIES

No purchaser, mortgagee or other person or company dealing with the Security Trustee or the Receiver or its or his agents shall be concerned to enquire whether the Secured Obligations have become due and payable or whether any power which the Receiver is purporting to exercise has become exercisable or whether any of the Secured Obligations remains outstanding or to see to the application of any money paid to the Security Trustee or to such Receiver.

18	STAMP DUTIES

The Chargor shall pay and, forthwith on demand, indemnify the Security Trustee against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of this Debenture.

19	ADDITIONAL PROVISIONS

19.1 Redemption of Prior Mortgages The Security Trustee may, at any time after the security constituted by this Debenture has become enforceable in accordance with its terms, redeem any prior Lien against the Charged Assets or any part thereof or procure the transfer thereof to itself and may settle and pass the accounts of the prior mortgagee, chargee or encumbrancer. Any accounts so settled and passed shall be conclusive and binding on the Chargor. All principal moneys, interest, costs, charges and expenses of and incidental to such redemption and transfer shall be paid by the Chargor to the Security Trustee on demand.

19.2 Provisions Severable

(a)	If a provision of this Debenture is, or but for this Clause 19.2 would be, held to be illegal, invalid or unenforceable, in whole or in part, in any jurisdiction the provision shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering the remaining provisions of this Debenture illegal, invalid or unenforceable, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

(b)	If a provision of this Debenture is held to be illegal, invalid or unenforceable, in whole or in part and paragraph (a) of this Clause 19.2 cannot be used to make it legal, valid and enforceable, either party to this Debenture may require the other party to enter into a deed under which that other party undertakes in the terms of the original provision, but subject to such amendments as are necessary or required in order to make the provision legal, valid and enforceable. No party will be obliged to enter into a deed that would increase its liability beyond that contained in this Debenture had all its provisions been legal, valid and enforceable.

19.3 Potentially Avoided Payments If the Security Trustee considers that an amount paid to the Security Trustee or any Secured Party under any Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the person by whom such amount is paid, then for the purposes of this Debenture, such amount shall be regarded as not having been paid.

19.4 Variation This Debenture shall not be varied except by an agreement in writing between the parties of even date herewith or later.

20	REMEDIES AND WAIVERS

A delay in exercising, or failure to exercise, any right or remedy under this Debenture does not constitute a waiver of such or other rights or remedies and does not operate to prevent the exercise or enforcement of any such right or remedy. No single or partial exercise of any right or remedy under this Debenture prevents further exercise of such or other rights or remedies. The rights, powers and remedies provided in this Debenture are cumulative and not exclusive of any rights and remedies provided by law. The Security Trustee may, in connection with the exercise of its powers, join or concur with any person in any transaction scheme or arrangement whatsoever. A waiver given or consent granted by the Security Trustee under this Debenture will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

21	NOTICES

21.1 Communications in Writing A notice, other communication or document given under this Debenture other than as set out in Section 11.8 (Notices, Etc.) of the Facility Agreement shall be in writing and signed by or on behalf of the person giving it and, unless otherwise stated, may be made or delivered personally, posted or faxed in accordance with Clause 21.3 (Delivery).

21.2 Addresses The address and fax number (and the department or officer, if any, for whose attention the notice, other communication or document is to be made or delivered) of each party for any notice, communication or document to be made or delivered under or in connection with this Debenture is that identified with its name below, or any substitute address, fax number or department or officer as the relevant party notifies to the other party by not less than five Business Days notice.

21.3 Delivery

(a)	Any notice, other communication or document so addressed shall be deemed to have been received:

(i)	if personally delivered, at the time of delivery;

(ii)	if sent by pre-paid, recorded delivery or registered post, two Business Days (in the place where the notice was received) after the date of posting to the relevant address;

(iii)	if sent by registered air-mail, (in the place where the notice was received) five Business Days (in the place where the notice was received) after the date of posting to the relevant address; and

(iv)	if sent by fax, as per the transmission report from the machine from which the fax was sent received in legible form, save that if such notice, communication or document is received after normal working hours (which shall be deemed to be 8.30 a.m. and 5.30 p.m. on any Business Day in the country of the recipient), such notice, communication or document shall be deemed to have been received on the next Business Day, and, if a particular department or officer is specified as part of its address details provided under Clause 21.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Trustee shall be effective only when actually received by the Security Trustee and then only if the same is expressly marked for the attention of the department or officer identified with the Security Trustee’s signature below or such other department or officer as the Security Trustee shall from time to time specify for this purpose.

(c)	For the avoidance of doubt, notice given under this Debenture shall not be validly served if given by e-mail.

22	COSTS AND EXPENSES

22.1 Costs and Expenses The Chargor shall, on demand of the Security Trustee, reimburse to the Security Trustee all costs and expenses (including reasonable legal fees), and any VAT thereon, reasonably and properly incurred by the Security Trustee in connection with the negotiation, preparation, execution, modification, amendment, release and/or preservation of any of its rights under this Debenture.

22.2 Indemnity The Chargor shall indemnify the Security Trustee on demand against any and all properly incurred costs, claims, losses, expenses (including reasonable legal fees) and liabilities, and any VAT thereon, which the Security Trustee may incur as a result of the occurrence of any Event of Default or the exercise by the Security Trustee of any of its rights and powers under this Debenture.

22.3 Interest The amounts payable under Clauses 22.1 (Costs and Expenses) and 22.2 (Indemnity) above shall bear Default Interest (compounded monthly) (payable after as well as before judgment), from the dates on which they were paid or incurred by the Security Trustee to the date of payment thereof by the Chargor.

23	CURRENCY OF ACCOUNT

23.1 Currency of Account All payments hereunder shall be made in immediately available funds in the currency and to the account specified by the Security Trustee in the corresponding demand.

23.2 Currency Conversion If notwithstanding Clause 23.1 (Currency of Account) any monies are received or held by the Security Trustee in a currency other than that specified in such demand, such monies may be converted into the currency specified in the demand issued by the Security Trustee pursuant to Clause 23.1 (Currency of Account) to cover the Secured Obligations in that other currency at the spot rate of exchange quoted by a prime clearing bank selected by the Security Trustee (acting reasonably) then prevailing for purchasing that other currency with the existing currency.

23.3 No Discharge No payment to the Security Trustee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Chargor unless and until the Security Trustee shall have received payment in full in the currency in which the obligation or liability was incurred and to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency the Security Trustee shall have a further separate cause of action against the Chargor to recover the amount of the shortfall.

23.4 Currency Indemnity If any sum due from the Chargor under this Debenture or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (1) making or filing a claim or proof against the Chargor; (2) obtaining an order or judgment in any court or other tribunal; or (3) enforcing any order or judgment given or made in relation hereto, the Chargor shall indemnify and hold harmless the Security Trustee from and against any loss suffered or incurred as a result of any discrepancy between (A) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (B) the rate or rates of exchange at which the Security Trustee may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

24	ASSIGNMENTS, ETC.

24.1 The Security Trustee The Security Trustee may assign and transfer all of its respective rights and obligations hereunder to a replacement Security Trustee appointed in accordance with the terms of the Facility Agreement. Upon such assignment and transfer taking effect, the replacement Security Trustee shall be and be deemed to be acting as Security Trustee for the Secured Parties for the purposes of this Debenture in place of the old Security Trustee.

24.2 The Chargor No Chargor shall be entitled to transfer or assign all or any of its rights or obligations in respect of this Debenture without the prior written consent of the Security Trustee.

25	SET-OFF

Where an Event of Default has occurred and is continuing unwaived, the Security Trustee may (but shall not be obliged to) set off any obligation which is due and payable by the Chargor and unpaid against any obligation (whether or not matured) owed by the Security Trustee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Security Trustee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Security Trustee may set off in an amount estimated by it in good faith to be the amount of that obligation.

26	COVENANT TO RELEASE

Upon the expiry of the Security Period or as otherwise permitted under the terms of the Facility Agreement (but not otherwise), the Security Trustee shall (or procure that its nominees shall), at the request and cost of the Chargor, execute and do all such deeds, acts and things as may be necessary to release the relevant Charged Assets from the security constituted hereby including the payment of any moneys standing to the credit of the Realisations Accounts to the Chargor. The Security Trustee shall not be bound to return the identical Shares which were deposited, held or transferred and each Chargor shall accept Shares of the same class and denomination.

27	GOVERNING LAW

This Debenture is governed by, and shall be construed in accordance with, English law.

28	JURISDICTION OF ENGLISH COURTS

28.1 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture).

28.2 The parties to this Debenture agree that the courts of England are the most appropriate and convenient courts to settle such disputes and accordingly no party shall argue to the contrary.

28.3 This Clause 28 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to such a dispute in any other court with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

29	COUNTERPARTS AND EFFECTIVENESS

29.1 Counterparts This Debenture may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Debenture, but all the counterparts shall together constitute one and the same agreement.

29.2 Effectiveness This Debenture shall come into effect as a Deed on the date set forth above.

IN WITNESS WHEREOF this Debenture has been executed as a Deed by the parties hereto on the date stated at the beginning of this Debenture.

SCHEDULE 1

PART I

INTELLECTUAL PROPERTY RIGHTS

None

SCHEDULE 1

PART II

CHARGED SHARES

None

SCHEDULE 2

NOTICE OF ASSIGNMENT OF INSURANCES

PART I

FORM OF NOTICE OF ASSIGNMENT OF INSURANCES

To:	[Insert name of Insurer]

[Date]

Dear Sirs

We hereby give you notice that, by a Debenture dated 11 February 2005 (the “Debenture”), Constar International U.K. Limited (the “Company”) charged (by way of a first fixed charge) to Citibank, N.A., London Branch (as security trustee, the “Security Trustee”) all of its rights, title, interest and benefits in respect of the Insurances (as defined in the Debenture) (which includes the insurance policies with you set out below) and all claims and returns of premiums in respect thereof to which the Company is or may at a future time become entitled. Pursuant to the terms of the Debenture and the Facility Agreement (as defined in the Debenture) please note the name and details of the Security Trustee (details of whom are set out in the schedule attached hereto) and the Security Trustee (as trustee and loss payee). The Security Trustee, by its counter-signature hereto, hereby directs that all rights accruing to it under the Debenture relating to the Insurances be exercised as set out below.

1	After your receipt of this notice we hereby request that following the occurrence of an Event of Default which is continuing (as defined in the Debenture and as notified to you by the Security Trustee):

(a)	all payments under or arising from the Insurances should be made to the Security Trustee or to its order;

(b)	all remedies provided for in the Insurances or available at law or in equity are exercisable by the Security Trustee; and

(c)	all rights to compel the performance of the Insurances are exercisable by the Security Trustee;

(d)	all rights, interests and benefits whatsoever accruing to or the benefit of ourselves arising from the Insurances belong to the Security Trustee;

2	You will give notice to the Security Trustee in writing:

(a)	if the Company proposes to cancel or gives notice of cancellation of any Insurance at least 30 days before such cancellation is to take effect;

(b)	of any material alteration or, the termination or expiry of any such Insurance at least 30 days before such alteration, termination or expiry is to take effect; and

(c)	promptly of any default in the payment of any premium or failure to renew any such Insurance and shall give the Security Trustee not less than 30 days in which to pay the defaulted premium without cancelling the policy during such 30 days period.

This letter shall be governed by and construed in accordance with English law.

Would you please confirm your agreement to the above by sending the enclosed acknowledgement to the Security Trustee with a copy to ourselves.

The Insurances to which this letter relates are, as at the date hereof as follows:

[Insert details of insurance policies]

Yours faithfully

(Authorised signatory)
Constar International U.K. Limited

Citibank, N.A., London Branch
as Security Trustee

Encs

SCHEDULE 2

NOTICE OF ASSIGNMENT OF INSURANCES

PART II

FORM OF ACKNOWLEDGEMENT OF ASSIGNMENT OF INSURANCES

To:	Citibank, N.A., London Branch (as Security Trustee)

Citibank Centre

Canada Square

Canary Wharf

London

E14 5LB

338 Greenwich Street

19th Floor

New York

New York 10013

Attention: David Jaffe, Director

[Date]

Dear Sirs

We confirm receipt from Constar International U.K. Limited (the “Company”) of a notice dated [            ] February 2005 (the “Notice”) of a charge upon the terms of a Debenture dated 11 February 2005 (the “Debenture”) of all of its rights, title, interest and benefits in respect of the Insurances (as defined in the Debenture) (which includes the insurance policies set out in the Notice) and all claims and returns of premiums in respect thereof to which the Company is or may at a future time become entitled.

We confirm that we shall hereafter act in accordance with the Notice and that we have not received notice of any third party interests in the Insurances (as defined in the Notice).

This letter shall be governed by construed in accordance with English law.

Yours faithfully

(Authorised signatory)
[Insert name of Insurer]

SCHEDULE 3

NOTICE TO ACCOUNT BANK

PART I

FORM OF NOTICE OF CHARGE OVER BANK ACCOUNTS

To:	National Westminster Bank plc

Bishopsgate

London

EC2P 2AP

Sort Code 50-00-00

[Date]

Dear Sirs

We hereby give you notice that, by a Debenture dated 11 February 2005 (the “Debenture”), Constar International U.K. Limited have charged (by way of a first fixed charge) to Citibank, N.A., London Branch (as security trustee, the “Security Trustee”) all moneys (including interest) from time to time standing to the credit of each of its present and future accounts with any bank, financial institution or other person, which includes the accounts numbered 20501102, 23500077 and 23500069 (GBP, Euro and USD accounts respectively) held with you (the “Accounts”) and the debt or debts represented thereby.

We hereby irrevocably instruct and authorise you to:

(a)	disclose to the Security Trustee without any reference to or further authority from us and without any inquiry by you as to the justification for such disclosure, such information relating to any of the Accounts maintained with you from time to time as the Security Trustee may, at any time and from time to time, request you to disclose to it; and

(b)	following notice from the Security Trustee of the occurrence of an Event of Default (as such term is defined in the Debenture) which is continuing, act solely in accordance with the instructions of the Security Trustee which include, but are not limited to, the following:

(i)	hold all sums from time to time standing to the credit of the Accounts maintained with you in our name to the order of the Security Trustee;

(ii)	pay or release all or any part of the sums from time to time standing to the credit of the Accounts maintained with you in our name in accordance with the written instructions of the Security Trustee at any time or times; and

(iii)

comply with the terms of any written notice or instructions in any way relating to or purporting to relate to the assignment specified above, the sums standing to the credit of the Accounts maintained with you in our name from time to time or the debts represented thereby which you receive at any time from the Security Trustee without any reference to or further authority from us and without any inquiry by you as to the justification for or validity of such notice or instructions.

Please also note that these instructions are not to be revoked or varied without the prior written consent of the Security Trustee.

This letter shall be governed by and construed in accordance with English law.

Would you please confirm your agreement to the above by sending the enclosed acknowledgement to the Security Trustee with a copy to ourselves.

Yours faithfully

(Authorised signatory)
Constar International U.K. Limited

Encs

SCHEDULE 3

NOTICE TO ACCOUNT BANK

PART II

FORM OF ACKNOWLEDGEMENT OF CHARGE OVER BANK ACCOUNTS

To:	Citibank, N.A., London Branch (as Security Trustee)

Citibank Centre

Canada Square

Canary Wharf

London

E14 5LB

338 Greenwich Street

19th Floor

New York

New York 10013

Attention: David Jaffe, Director

[Date]

Dear Sirs

We confirm receipt from Constar International U.K. Limited (the “Company”) of a notice dated [        ] of a charge upon the terms of a Debenture dated 11 February 2005 (the “Debenture”) of all moneys (including interest) from time to time standing to the credit of each of the Company’s present and future accounts with us (the “Accounts”) and the debt or debts represented thereby.

We confirm that we accept the instructions and authorisations contained in that notice and we undertake to act in accordance with the terms of that notice.

We further wish to advise you that:

(i)	we have not received notice of the interest of any third party in the Accounts;

(ii)	subject to your letter to us of [date] (i.e. the letter of operation) we have neither claimed or exercised nor will claim or exercise any security interest, set-off, counterclaim or other rights in respect of the Accounts, the sums therein or the debts represented thereby without your prior written consent;

(iii)	we shall pay all monies received by us for the account of the Company to (and only to) the credit of the Accounts in the name of the Company specified in that notice unless otherwise consented to by you; and

(iv)	following notice from you of the occurrence of an Event of Default (as defined in the Debenture) which is continuing we shall not permit any amount to be withdrawn from any of the Accounts without your prior written consent.

This letter shall be governed by construed in accordance with English law.

Yours faithfully

(Authorised signatory)
National Westminster Bank plc

SCHEDULE 4

NOTICE OF ASSIGNMENT OF MATERIAL CONTRACT

PART I

FORM OF NOTICE OF ASSIGNMENT

To:	[Insert Name and Address of Counterparty to Material Contract]

[Date]

We refer to the [Describe Material Contract] between [Insert name of counterparty] and Constar International U.K. Limited (the “Company”) dated [                                ] (the “Contract”).

We hereby inform you that by a Debenture dated 11 February 2005 (the “Debenture”), the Company charged (by way of first ranking fixed and floating charges) to Citibank, N.A., London Branch (the “Security Trustee”, as security trustee for various lenders under a credit agreement dated 11 February 2005 (as amended from time to time the “Facility Agreement”)) all its benefits in respect of the Contract and all moneys due in respect thereof to which the Company is or may at a future time become entitled as security for its obligations under the guarantee in substantially the form attached as Exhibit H (Form of Guaranty) to the Facility Agreement (the “Guarantee”).

By this letter the Company requests you to recognise the Security Trustee’s right to payment in respect of and security interest in the Contract.

The Company requests that after your receipt of this notice, all payments by you to the Company under or arising from the Contract should be made to a collections account of the Company approved by the Security Trustee which, as at the date of the Debenture, is the account held by the Company at National Westminster Bank plc, Bishopsgate, London EC2P 2AP, Sort Code 50-00-00, and includes accounts numbered 20501102, 23500077 and 23500069 (GBP, Euro and USD accounts respectively), and if you are notified by the Security Trustee that an Event of Default (as defined in the Debenture) has occurred which is continuing:

(a)	all payments by you to the Company under or arising from the Contract should be made to the Security Trustee (being Citibank, N.A., London Branch) or to its order as it may specify in writing from time to time;

(b)	all remedies provided for in the Contract or available at law or in equity are exercisable by the Security Trustee;

(c)	all rights to compel performance of the Contract are exercisable by the Security Trustee although the Company shall remain liable to perform all the obligations undertaken by it in the Contract;

(d)	all rights, interests and benefits whatsoever accruing to or for the benefit of the Company arising from the Contract belong to the Security Trustee and no changes may be made to the terms of the Contract nor may the Contract be terminated without the Security Trustee’s consent; and

(e)	you are authorised and instructed, without requiring further approval from the Company, to provide the Security Trustee with such information relating to the Contract as it may from time to time request and to send it copies of all notices issued by you under the Contract to the Security Trustee as well as to the Company.

These instructions may not be revoked, varied or waived without the prior written consent of the Security Trustee.

Kindly acknowledge receipt of this notice by signing the attached Acknowledgement and Confirmation and returning the same to the Security Trustee at Citibank, N.A., London Branch, Citibank Centre, Canada Square, Canary Wharf, London E14 5LB and 338 Greenwich Street, 19th Floor, New York, New York 10013.

For and on behalf of

Constar International U.K. Limited

SCHEDULE 4

NOTICE OF ASSIGNMENT OF MATERIAL CONTRACT

PART II

FORM OF ACKNOWLEDGEMENT OF ASSIGNMENT OF MATERIAL CONTRACTS

To:	Citibank, N.A., London Branch as Security Trustee for and on behalf of the Secured Parties

Citibank Centre

Canada Square

Canary Wharf

London

E14 5LB

338 Greenwich Street

19th Floor

New York

New York 10013

Attention: David Jaffe, Director

[Date]

Notice of Assignment

We hereby acknowledge receipt of the Notice of Assignment dated [        ] (the “Notice”) (a copy of which is attached hereto) from Constar International U.K. Limited ( the “Company”).

We hereby acknowledge the Notice and confirm that we shall hereafter act in accordance with the terms of the Notice.

For and on behalf of

[Insert Name of Counterparty]

SIGNATORIES

Executed as a deed by	)
CONSTAR INTERNATIONAL U.K. LIMITED	)

/s/ F. E. GREGORY	Signature of director	/s/ I. ATKINSON	Signature of secretary

Frank Edward Gregory	Name of director	Ian Michael Atkinson	Name of secretary

Address:	Moore Lane Trading Estate Sherburn-in-Elmet North Yorkshire L S25 6ES

Fax number: 01977 882090

Attn

THE SECURITY TRUSTEE

CITIBANK, N.A., LONDON BRANCH

By:	/s/ DAVID JAFFE

Address:

Fax No:

Attn: